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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             __________________

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             __________________

                      DiamondCluster International, Inc.
            (Exact name of registrant as specified in its charter)

                             __________________

           Delaware                                               36-4069408
   (State of incorporation)                            (IRS Employer Identification No.)

                            875 N. Michigan Avenue
                                  Suite 3000
                            Chicago, Illinois 60611
              (Address of principal executive offices) (Zip Code)

                             __________________

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [_]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [x]

                             __________________

       Securities to be registered pursuant to Section 12(b) of the Act:

                                     None


       Securities to be registered pursuant to Section 12(g) of the Act:

               Class B Common Stock, par value, $.001 per share

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Item 1.  DESCRIPTION OF DIAMOND CAPITAL STOCK

        DiamondCluster International, Inc. ("Diamond") authorized capital stock consists of 100,000,000 shares of Class A Common Stock, par value $.001 per share, 20,000,000 shares of Class B Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

        Diamond common stock is divided into two classes, Class A and Class B. Both classes have a par value of $.001 per share. Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to five votes per share on all matters submitted to a vote of holders of common stock. Class B Common Stock may be owned beneficially or of record only by permitted holders. Permitted holders of Class B Common Stock are the following:

        (i) a person who is an employee of the corporation or any of its majority-owned subsidiaries; or

        (ii) a corporation, company, limited liability company, partnership, or limited partnership controlled by an employee or a group of employees of the corporation or any of its majority-owned subsidiaries; or

        (iii) a trust for the primary benefit of an employee of the corporation or any of its majority-owned subsidiaries, or for the primary benefit of such an employee's spouse, lineal ancestors, or lineal descendants; or

        (iv)   the corporation.

        A person or entity may not become a permitted holder of shares of Class B common stock unless such person or entity has become bound by and become a party to the Amended and Restated Voting and Stock Restriction Agreement among Diamond and certain individuals, or any amendment or restatement thereof in effect from time to time. A person or entity described above shall cease to be a permitted holder on the date that the employee, or, in the case of a group, a majority of the group, referred to above ceases to be an employee of the corporation or any of its majority-owned subsidiaries.

        The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast and except as otherwise required by law or Diamond's certificate of incorporation, all other matters are determined by a majority of the votes cast. Accordingly, the holders of the Class B Common Stock may significantly influence the election of all directors standing for election. All of the holders of Diamond's Class B Common Stock have granted proxies to Diamond's Chief Executive Officer to vote their
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shares. In the event that any share of Class B Common Stock is transferred to any party other than a permitted holder or if a beneficial or record holder of a share of Class B Common Stock ceases to be a permitted holder, the share automatically and immediately shall be converted into a share of Class A Common Stock. Shares of Class A Common Stock may not be converted into shares of Class B Common Stock.

        The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Diamond, the holders of Diamond common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities. Holders of the common stock have no preemptive, subscription, redemption or conversion rights other than as described therein.

Item 2.  EXHIBITS

        The following exhibits are filed as part of this registration statement:

        3.1*  Restated Certificate of Incorporation of Diamond

        3.2** Certificate of Amendment to Restated Certificate of
              Incorporation of Diamond

        3.3*  Amended and Restated Bylaws of Diamond

        4.1*  Amended and Restated Voting and Stock Transfer Restriction
              Agreement

        4.2*  Amended and Restated Partners' Operating Agreement

        4.3+  Specimen Certificate for shares of Class B Common Stock


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*    Filed as an exhibit to Registration Statement on Form S-1 (file no. 333-
17785) and incorporated herein by reference.

**   Filed as an exhibit to Registration Statement on Form S-4 (file no. 333-
47830) and incorporated herein by reference.

+    Filed herewith.
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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 27, 2001

                                     DIAMONDCLUSTER INTERNATIONAL, INC.


                                     By: /s/ Nancy K. Bellis
                                        ----------------------------------------
                                     Name:  Nancy K. Bellis
                                     Title: Vice President and General Counsel